Exhibit 10.1

STOCk PURCHASE Agreement

by and among

CERBERUS CYBER SENTINEL CORPORATION,

SOUTHFORD EQUITIES, INC,

David Esteban Alfaro Medina,

RobErto AndrEs Arriagada Poblete

and

Camilo Orlando Garrido Briones

dated as of December 1, 2021

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TABLE OF CONTENTS (continued)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is entered into as of December 1, 2021, by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (“Cerberus”), Southford Equities, Inc., a British Virgin Islands based company (“BVI NewCo 1”), David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones, being all of the owners of BVI NewCo 1 (“Shareholders”). Each of Cerberus, BVI NewCo1 and Shareholders are referred to herein as a “Party” and together as “Parties.” Certain terms used in this Agreement are defined in Annex 1.

RECITALS

WHEREAS, the Board of Directors of Cerberus has determined that it is in the best interests of Cerberus to enter into this Agreement pursuant to which Ocean Point Equities, Inc. (“BVI NewCo 2”) would become wholly owned by Cerberus, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Shareholders and BVI NewCo 1 have determined that it is in the best interests of BVI NewCo 1 and the Shareholders, to enter into this Agreement, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Purchase and Sale; Closing

Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, BVI NewCo 1 shall, and the Shareholders shall cause BVI NewCo 1 to, sell to Cerberus, and Cerberus shall purchase from BVI Newco 1, all of the issued and outstanding equity securities of BVI NewCo 2 (the “BVI NewCo 2 Shares”), free and clear of all Encumbrances, for the consideration specified herein.

Section 1.2 Purchase Price. The aggregate purchase price for the BVI NewCo 2 Shares shall be 3,100,000 shares of Cerberus common stock, par value $0.00001 (the “Cerberus Stock”).

Section 1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”). At the Closing,

(a) Cerberus shall deliver to BVI NewCo 1 the Cerberus Stock by registration on the books of Cerberus’ transfer agent in book-entry format; and

(b) BVI NewCo 1 shall deliver to Cerberus one or more certificates evidencing the BVI NewCo 2 Shares, duly endorsed or accompanied by stock powers or other instruments of transfer in form acceptable to Cerberus.

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ARTICLE II

Representations and Warranties of Cerberus

Cerberus represents and warrants to Shareholders that:

Section 2.1 Organization. Cerberus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cerberus has full corporate power and authority to carry on its business as presently conducted. Cerberus is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Cerberus. Cerberus has made available to Shareholders accurate and complete copies of all Cerberus Organizational Documents.

Section 2.2 Capitalization.

(a) The authorized capital stock of Cerberus consists of 250,000,000 shares of Cerberus Stock. All of the outstanding shares of Cerberus Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Immediately prior to the Closing Date, there are 117,729,971 issued and outstanding shares of Cerberus Stock.

(b) The Cerberus Stock to be issued pursuant to this Agreement has been duly authorized in accordance with the Certificate of Incorporation and when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c) There are no preemptive rights to purchase any shares of Cerberus Stock. There are no outstanding options, warrants or other rights to purchase, agreements, or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Cerberus Stock.

Section 2.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in ARTICLE III, (a) Cerberus has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Cerberus of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Cerberus are necessary to authorize the execution, delivery and performance by Cerberus of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Cerberus and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Cerberus in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Cerberus and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Cerberus enforceable against Cerberus in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”).

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Section 2.4 Non-Contravention. The execution, delivery and performance by Cerberus of this Agreement and the consummation by Cerberus of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Cerberus Organizational Documents or the organizational documents of any Subsidiary of Cerberus, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Cerberus or any of its Subsidiaries is a party or by which Cerberus, any of its Subsidiaries or any of their properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Cerberus or any of its Subsidiaries, except for Permitted Encumbrances or (d) violate any applicable Law binding upon Cerberus or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Cerberus.

Section 2.5 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Cerberus or any Cerberus Subsidiary in connection with the execution, delivery or performance by Cerberus of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cerberus.

Section 2.6 Financial Statements. The financial statements of Cerberus and Cerberus’ subsidiaries, as of December 31, 2020 filed with Cerberus’ Annual Report on Form 10-K (the “Cerberus Financial Statements”) (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (b) accurately and fairly presented in all material respects the financial position of Cerberus at the dates thereof and the results of Cerberus’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

Section 2.7 Absence of Undisclosed Liabilities. Neither Cerberus nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Cerberus prepared in accordance with GAAP, except (i) liabilities reflected in the Cerberus Financial Statements or described in the notes accompanying the Cerberus Financial Statements, (ii) liabilities which have arisen since the date of the Cerberus Financial Statements in the ordinary course of business or as otherwise disclosed in Cerberus’ filings with the Securities and Exchange Commission and (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business.

Section 2.8 Absence of Certain Changes. Since the date of the Cerberus Financial Statements and except as otherwise disclosed in Cerberus’ filings with the Securities and Exchange Commission, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Cerberus, (ii) the business of Cerberus has been conducted only in the ordinary course consistent with past practice, (iii) Cerberus has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (iv) Cerberus has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Cerberus.

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Section 2.9 Compliance with Laws. To the Knowledge of Cerberus, Cerberus has complied in all material respects with all applicable Laws relating to any aspect of the business of Cerberus. Cerberus has not received any written notice from any Governmental Authority relating to any aspect of the business of Cerberus or alleging that Cerberus is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Cerberus. Cerberus has not been charged or, to the Knowledge of Cerberus, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Cerberus.

Section 2.10 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any of its Subsidiaries or any of their respective properties or assets.

Section 2.11 Brokerage Fees. Neither Cerberus nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

Section 2.12 Independent Evaluation. In entering into this Agreement, Cerberus acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consquences of this transaction.

Section 2.13 No Other Representations or Warranties. Neither Cerberus nor any other Person makes (and BVI NewCo 1 and Shareholders agree that they are not relying upon) any other express or implied representation or warranty with respect to Cerberus (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Cerberus disclaims any other representations or warranties not contained in this Agreement, whether made by Cerberus, any Affiliate of Cerberus or any of their respective officers, directors, managers, employees or agents. Except for the reprsentations and warranties contained in this Agreement, Cerberus disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to BVI NewCo 1 and Shareholders or any of their Affiliates or any of their respective officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to BVI NewCo 1 and Shareholders by any director, officer, employee, agent, consultant or representative of Cerberus or any of its Affiliates).

ARTICLE III

Representations and Warranties of BVI NewCo 1 and Shareholders

BVI NewCo 1 and Shareholders, jointly and severally, represent and warrant to Cerberus that:

Section 3.1 Organization.

(a) Each of BVI NewCo 1 and BVI NewCo 2 is a company duly organized, validly existing and in good standing under the Laws of the country of the British Virgin Islands. Each of BVI NewCo 1 and BVI NewCo 2 has full power and authority to carry on its business as presently conducted.

(b) BVI NewCo 1, BVI NewCo 2 and their Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on BVI NewCo 2 or its Subsidiaries. BVI NewCo 1 has made available to Cerberus accurate and complete copies of all Organizational Documents of BVI NewCo 1, BVI NewCo 2 and of their Subsidiaries, including but not limited to Arkavia Networks SPA, a Santiago, Chile based company. (“Arkavia”). For purposes hereof, all references to Subsidiaries of BVI NewCo 2 shall be deemed to include, but shall not be limited to, Arkavia.

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(c) Prior to entering into this Agreement, the Shareholders caused BVI NewCo 1 to be duly organized as a company wholly owned by the Shareholders. Thereafter, BVI NewCo 1 caused BVI NewCo 2 to be duly organized as a wholly owned subsidiary of BVI NewCo 1. Following the organization of BVI NewCo 2, the Shareholders sold all of the issued and outstanding equity securities of Arkavia to BVI NewCo 2 in exchange for the issuance of a promissory note by BVI Newco 2 payable to the Shareholders (the “Promissory Note”). Subsequent to the issuance of the Promissory Note, BVI NewCo 1, BVI NewCo 2 and the Shareholders agreed to a novation pursuant to which BVI NewCo 1 would be solely liable for all obligations under the Promissory Note. The foregoing transactions are referred to herein as the “Restructuring.” As a result of the Restructuring, BVI NewCo 2 is a wholly owned Subsidiary of BVI NewCo 1, and Arkavia is a wholly owned Subsidiary of BVI NewCo 2. Other than the foregoing, neither BVI NewCo 1 nor BVI NewCo 2 has conducted any business of any kind, except indirectly through the Subsidiaries of BVI NewCo 2.

Section 3.2 Capitalization.

(a) The only authorized equity securities of BVI NewCo 2 are the BVI NewCo 2 Shares, all of which are owned of record and beneficially by BVI NewCo 1. All of the BVI NewCo 2 Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.

(b) There are no preemptive rights to purchase any securities of BVI NewCo 2 or any of its Subsidiaries. There are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, the BVI NewCo 2 Shares or other securities of BVI NewCo 2 or its Subsidiaries.

(c) BVI NewCo 2 does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person other than its Subsidiaries.

Section 3.3 Authority Relative to this Agreement. BVI NewCo 1 has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by BVI NewCo 1 of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other proceedings on the part of BVI NewCo 1 are necessary to authorize the execution, delivery and performance by BVI NewCo 1 of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by BVI NewCo 1 and Shareholders and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by BVI NewCo 1 and Shareholders in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by BVI NewCo 1 and Shareholders and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of BVI NewCo 1 and Shareholders enforceable against BVI NewCo 1 and Shareholders in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.

Section 3.4 Non-Contravention. The execution, delivery and performance by BVI NewCo 1 and Shareholders of this Agreement and the consummation by it and them of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of its articles of organization or other governing instruments of BVI NewCo 1, BVI NewCo 2 or its Subsidiaries, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which BVI NewCo 1, BVI NewCo 2 or any of its Subsidiaries is a party or by which any of them may be bound, (c) result in the creation or imposition of any Encumbrance upon any property of BVI NewCo 1, BVI NewCo 2 or any of its Subsidiaries, except for Permitted Encumbrances, or (d) assuming compliance with the matters referred to in Section 3.6, violate any applicable Law binding upon BVI NewCo 1, BVI NewCo 2 or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on BVI NewCo 2 or its Subsidiaries.

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Section 3.5 Subsidiaries. BVI NewCo 2 has the Subsidiaries identified in Schedule 3.5.

Section 3.6 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by BVI NewCo 1 in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BVI NewCo 1 or its Subsidiaries.

Section 3.7 Financial Statements. BVI NewCo 1 has delivered to Cerberus (a) the consolidated balance sheets of BVI NewCo 2 and its Subsidiaries as of December 31, 2020 and 2019 and the related statements of income for the years then ended, and the notes and schedules thereto (the “Annual BVI NewCo 2 Financial Statements”), and (b) the unaudited consolidated balance sheet of BVI NewCo 2 and its Subsidiaries as of April 30, 2021, and the related statement of income for the four (4) months then ended (the “Interim BVI NewCo 2 Financial Statements” and together with the Annual BVI NewCo 2 Financial Statements, the “BVI NewCo 2 Financial Statements”). The BVI NewCo 2 Financial Statements (i) have been prepared from the books and records of BVI NewCo 2 and its Subsidiaries consistent with past practice throughout the periods involved, and (ii) accurately and fairly present in all material respects the consolidated financial position of BVI NewCo 2 and its Subsidiaries as of the respective dates thereof and its income for the periods then ended. All of the foregoing financial statements were prepared on a pro forma basis, as though the Restructuring had been completed prior to the beginning of the periods presented.

Section 3.8 Absence of Undisclosed Liabilities. BVI NewCo 2 and its Subsidiaries have no material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with the past practices of BVI NewCo 1, BVI NewCo 2 and its Subsidiaries, except (a) liabilities reflected in the Interim BVI NewCo 2 Financial Statements, (b) liabilities which have arisen since the date of the Interim BVI NewCo 2 Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract). BVI NewCo 2 and its Subsidiaries have no liabilities of any kind, relating to Taxes or otherwise, relating to the Restructuring or the Promissory Note, and Cerberus shall not become subject to any liability relating to the Restructuring or the Promissory Note as a result of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes. Since the date of the Interim BVI NewCo 2 Financial Statements, and except for the Restructuring, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on BVI NewCo 2 and its Subsidiaries, (b) the business of BVI NewCo 2 and its Subsidiaries has been conducted only in the ordinary course consistent with past practice, (c) BVI NewCo 2 and its Subsidiaries have not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) BVI NewCo 1 and its Subsidiaries have not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on BVI NewCo 2 and its Subsidiaries.

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Section 3.10 Compliance with Laws. To the Knowledge of BVI NewCo 1 and the Shareholders, BVI NewCo 2 and its Subsidiaries have complied in all material respects with all applicable Laws relating to any aspect of the business of BVI NewCo 2 and its Subsidiaries. BVI NewCo 1 has not received any written notice from any Governmental Authority relating to any aspect of the business of BVI NewCo 2 and its Subsidiaries or alleging that BVI NewCo 2 and its Subsidiaries are not in compliance with or is in default or violation of any applicable Law. BVI NewCo 2 and its Subsidiaries have not been charged or, to the Knowledge of BVI NewCo 1 and the Shareholders, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of BVI NewCo 2 and its Subsidiaries.

Section 3.11 Tax Matters.

(a) All material Tax Returns of BVI NewCo 2 and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by BVI NewCo 2 and its Subsidiaries have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of BVI NewCo 2 and its Subsidiaries in accordance with GAAP.

(b) All material Taxes required to be withheld or collected by BVI NewCo 2 and its Subsidiaries with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of BVI NewCo 2 and its Subsidiaries. There are no actions, examinations or audits currently pending or, to the Knowledge of BVI NewCo 1 or the Shareholders, threatened with respect to BVI NewCo 2 and its Subsidiaries in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of BVI NewCo 2 and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where BVI NewCo 2 and its Subsidiaries do not file Tax Returns that BVI NewCo 2 and its Subsidiaries are, or may be, subject to taxation by that jurisdiction.

(d) Except for Permitted Encumbrances, (i) there are no Encumbrances for Taxes on any of the assets of BVI NewCo 2 and its Subsidiaries, and (ii) there are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of BVI NewCo 2 and its Subsidiaries.

(e) BVI NewCo 2 and its Subsidiaries are not a party to, and BVI NewCo 2 and its Subsidiaries are not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of BVI NewCo 2 and its Subsidiaries. BVI NewCo 2 and its Subsidiaries have no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

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(f) No portion of the properties of BVI NewCo 2 and its Subsidiaries (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

(g) Neither BVI NewCo 2 nor its Subsidiaries nor any of its shareholders have filed an election on IRS Form 8832, Entity Classification Election, causing BVI NewCo 2 and its Subsidiaries to be classified as an association taxable as an entity for U.S. federal income tax purposes.

Section 3.12 Legal Proceedings. Except as disclosed on Schedule 3.12, there are no material Proceedings pending or, to the Knowledge of BVI NewCo 1, threatened against or involving BVI NewCo 2, its Subsidiaries or any of its respective properties or assets.

Section 3.13 Brokerage Fees. No Person has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby for which BVI NewCo 2 or its Subsidiaries will have any liability following the Closing.

Section 3.14 Permits. Any Permit required to have been obtained by BVI NewCo 2 and its Subsidiaries as of the date hereof is in full force and effect, and BVI NewCo 2 and its Subsidiaries are in material compliance with its Permits. BVI NewCo 2 and its Subsidiaries have not received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of BVI NewCo 1, threatened, with respect to any alleged failure by BVI NewCo 2 and its Subsidiaries to have any material Permit.

Section 3.15 Insurance. Set forth on Schedule 3.15 is a complete and correct list of all material insurance policies, as of the date of this Agreement, maintained by or on behalf of BVI NewCo 2 and its Subsidiaries.

Section 3.16 Employees. BVI NewCo 2 and its Subsidiaries are not a party to, or bound by, any collective bargaining or other agreement with a labor organization. BVI NewCo 2 and its Subsidiaries are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of BVI NewCo 1 or the Shareholders, threatened Proceeding against or involving BVI NewCo 2 and its Subsidiaries, and BVI NewCo 2 and its Subsidiaries are not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of BVI NewCo 2 and its Subsidiaries.

Section 3.17 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 3.17, BVI NewCo 2 and its Subsidiaries are not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any employee benefit plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) other than the continuing employment of David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones, any agreements beween or among BVI NewCo 2 or one of its Subsidiaries or with any Related Person of BVI NewCo 2, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities that has not been disclosed to Cerberus in writing, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of BVI NewCo 2 or its Subsidiaries to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including BVI NewCo 2 and its Subsidiaries, (ix) any contract that requires BVI NewCo 2 and its Subsidiaries to purchase its total requirements of any product or service from a third party, (x) any contract that provides for the indemnification by BVI NewCo 2 and its Subsidiaries of any Person for, or the assumption of, any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which BVI NewCo 2 and its Subsidiaries are a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of BVI NewCo 2 and its Subsidiaries, (xiii) any contract with any Governmental Authority to which BVI NewCo 2 and its Subsidiaries are a party, (xiv) any contract to which BVI NewCo 2 and its Subsidiaries are a party that provides for any joint venture, partnership or similar arrangement by BVI NewCo 2 and its Subsidiaries, (xv) any tax partnership agreement, (xvi) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xvii) any agreement that constitutes a lease of real property. BVI NewCo 1 and the Shareholders have made available to Cerberus accurate and complete copies of all Material Contracts, including all amendments thereto, all of which are listed on Schedule 3.17.

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(b) BVI NewCo 2 and its Subsidiaries have not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral). There is not under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.

(c) Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of BVI NewCo 2 and its Subsidiaries and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Closing, will continue to constitute a valid and binding obligation of BVI NewCo 2 and its Subsidiaries.

Section 3.18 Benefit Plans. A complete and accurate list of all employee benefit plans (a) that BVI NewCo 2 or its Subsidiaries sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which BVI NewCo 2 or its Subsidiaries contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which BVI NewCo 2 or its Subsidiaries may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by BVI NewCo 2) are set forth on Schedule 3.17.

Schedule 3.19 Regulatory Agencies. All filings heretofore made by BVI NewCo 2 and its Subsidiaries with all federal, state and local agencies or commissions were made in material compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings.

Section 3.20 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BVI NewCo 2 and its Subsidiaries, (a) BVI NewCo 2 and its Subsidiaries own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to BVI NewCo 2 and its Subsidiaries an unresolved claim that BVI NewCo 2 and its Subsidiaries are infringing on the Intellectual Property of such third party; and (c) to the Knowledge of BVI NewCo 1 and the Shareholders, no third party is infringing on the Intellectual Property owned by BVI NewCo 2 and its Subsidiaries.

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Section 3.21 Investment Representations. BVI NewCo 1 and the Shareholders, as beneficial owners, will acquire Cerberus Stock for their own account for investment purposes only and not with a view to the distribution thereof. Shareholders are non US persons for purposes of the regulations promulgated by the SEC under the Securities Act. Shareholders acknowledge that they (a) understand and agree that the Cerberus Stock has not been registered under the Securities Act or any state securities Laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities Laws, (b) must bear the economic risk of their investment in their Cerberus Stock for an indefinite period of time because they have not been registered under the Securities Act and applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available, (c) understand that absent an effective registration statement under the Securities Act and applicable state securities Laws covering the disposition of the Cerberus Stock, such stockholders will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Cerberus Stock absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities Laws and (d) understand that the Cerberus Stock will bear a customary legend reflecting the fact that such shares are “restricted securities” as defined in Rule 144 under the Securities Act and subject to the Lock-up Agreement (ANNEX 2)

Section 3.22 Independent Evaluation. In entering into this Agreement, Shareholders acknowledge and affirm that they have relied and will rely solely on the terms of this Agreement and upon their independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

Section 3.23 No Other Representations or Warranties. Neither BVI NewCo 1 nor any other Person makes (and Cerberus agrees that it is not relying upon) any other express or implied representation or warranty with respect to BVI NewCo 2 and its Subsidiaries (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and BVI NewCo 1 disclaims any other representations or warranties not contained in this Agreement, whether made by BVI NewCo 1, any Affiliate of BVI NewCo 1 or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement, BVI NewCo 1 disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Cerberus or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Cerberus by any director, officer, employee, agent, consultant or representative of BVI NewCo or any of its Affiliates). The disclosure of any matter or item shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on BVI NewCo 2 and its Subsidiaries.

ARTICLE IV

Covenants

Section 4.1 Confidentiality. From and after the Closing, each such Shareholder shall, and shall cause his Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning BVI NewCo 2 and its Subsidiaries, except to the extent that Shareholders can show that such information (a) is generally available to and known by the public through no fault of Shareholders, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Shareholders, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholders or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Shareholders shall promptly notify Cerberus in writing and shall disclose only that portion of such information which Shareholders are advised by their counsel in writing is legally required to be disclosed, provided that Shareholders shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 4.2 Non-competition; Non-solicitation.

(a) For a period of (2) years commencing on the Closing Date (the “Restricted Period”), Shareholders shall not, and shall not permit any of their Affiliates (including BVI NewCo 1) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholders, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between BVI NewCo 2 and its Subsidiaries and customers or suppliers of BVI NewCo 2 and its Subsidiaries. Notwithstanding the foregoing, Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Shareholders are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any employee of BVI NewCo 2 and its Subsidiaries or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Shareholders acknowledge that a breach or threatened breach of this Section 4.2 would give rise to irreparable harm to Cerberus, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Shareholders of any such obligations, Cerberus shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Shareholders acknowledge that the restrictions contained in this Section 4.2 are reasonable and necessary to protect the legitimate interests of Cerberus and constitute a material inducement to Cerberus to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 4.3 Personal Guaranties. Cerberus shall (a) use its best efforts, including but not limited to the substitution of a corporate guaranty by Cerberus to the extent that the issuance of such guaranty will not violate United States corporate laws or any jurisdictional regulations, obtain the release of each personal guaranty by Shareholders of BVI NewCo 2 and its Subsidiaries’ obligations promptly and not later than 6 months following the Closing (including without limitation personal guaranties under any BVI NewCo business credit card agreement), and (b) indemnify, defend and hold harmless Shareholders from any and all liability under any such personal guaranty after the Closing, however, the issuance of such guaranty cannot affect the payoff structure of Arkavia’s incurred debt. Further, BVI NewCo warrants that the existence of loans, debt or other liabilities has been disclosed in its entirety and that complete documentation of such loans, debts or other liabilities have been provided in full to Cerberus prior to the signing of the Agreement.

Section 4.4 Employment. Cerberus shall cause Arkavia to retain under their current employment agreements Messrs. David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones as well as the personnel identified in Schedule 4.5. Messrs. David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones agree to remain working for Arkavia for two years following the Closing. Shareholders may not be removed in that period by Cerberus, except for “cause,” as provided in the respective employment agreement.

Section 4.5 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Sections 2.1, 2.2, 2.3, 3.1, 3.2, and 3.3 (collectively, “Fundamental Representations”) shall survive indefinitely and the representations and warranties in Sections 3.11 and 3.18 (together (“Special Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 4.2 which are subject to Section 4.2 shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 4.6. Indemnification by BVI NewCo 1 and the Shareholders. Subject to the other terms and conditions of this Section 4.3, BVI NewCo 1 and the Shareholders shall indemnify and defend each of Cerberus and its Affiliates (including BVI NewCo 2 and its Subsidiaries) and their respective Representatives (collectively, the “Cerberus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cerberus Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of BVI NewCo 1 and Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of BVI NewCo 1 and Shareholders pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by BVI NewCo 1 or Shareholders pursuant to this Agreement.

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Section 4.7 Indemnification By Cerberus. Subject to the other terms and conditions of this Section 4.3, Cerberus shall indemnify and defend each of BVI NewCo 1 and its Affiliates and their respective Representatives and Shareholders (collectively, the “BVI NewCo 1 Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the BVI NewCo 1 Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Cerberus contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cerberus pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cerberus pursuant to this Agreement.

Section 4.8 Indemnification Procedures. The party making a claim under this Section 4.3 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 4.3 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is BVI NewCo 1, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Cerberus or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section IV.2(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section IV.2(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Shareholders and Cerberus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 4.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section IV.2(a). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section IV.2(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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Section 4.9 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 4.3, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by one or more of the methods set forth in clause (a), (b) and (c) below. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. For the matters referred to in Section 5.2, other than breaches of Fundamental Representations or actual fraud of Shareholders, indemnification liability of Shareholders shall be paid and satisfied solely and exclusively by one of the following methods (or a combination of more than one such mentods), as selected by Shareholders in Shareholders sole discection:

(a) transfer of shares of Cerberus Stock, to be valued for purposes of satisfying Shareholders’s indemnification liability, at the greater of (i) the most recent reported daily closing price for shares of Cerberus common stock immediate prior to the Closing, or (ii) the mean average of the daily closing prices for shares of Cerberus common stock over the five (5) trading days immediately prior to the transfer of such shares of Cerberus Stock;

(b) execution and delivery of a promissory note, accruing interest at a simple rate of 5% per annum, with all principal and accrued interest due and payable upon maturity on the 90th day following the expiration of the “Lock-Up Period” set forth in the Lock-Up Agreement (ANNEX 2), plus the number of days taken by the Company to remove the legend from the Cerberus Stock following Shareholders’s request; or

(c) payment by check or wire transfer.

Section 4.10 Exclusive Remedy; Fraud. Subject to the last sentence of this Section 5.6, other than the rights of the Parties pursuant to Section 1.2 and Section 1.3 and Section 4.2(d), the rights of Parties under this Section 5.6 shall be the exclusive remedy of the Parties with respect to claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements contained herein or with respect to the transactions consummated pursuant hereto; provided however that nothing in this Section 5.6 shall limit or restrict any of the Cerberus Indemnitees’ rights or ability to maintain or recover any amounts with respect to any actual fraud of Shareholders in connection with this Agreement or the transactions consummated in connection herewith.

Section 4.11 Limitations on Indemnification.

(a) The amount of Losses which the Cerberus Indemnitees may recover pursuant to Section 5.2(a) shall be determined net of any amounts actually recovered by the Cerberus Indemnitees under any insurance policies or under any third-party contractual indemnification or rights of contribution in connection with respect to such Losses, net of any costs or expenses (including Taxes) incurred in connection with such recovery. The Cerberus Indemnitees shall use commercially reasonable efforts to pursue recovery for Losses under any such available insurance policies and/or contractual indemnification or rights of contribution for any Loss for which a Cerberus Indemnitee seeks indemnification pursuant to this Section 5.7 to the extent reasonably collectable; provided, that the pursuit of any such recovery shall not be a condition or prerequisite to making of a claim for indemnification, or the receipt of indemnification payments, under this Section 5.7.

(b) The Cerberus Indemnitees shall not be entitled to recover any Losses under Section 5.2(a) (other than with respect to the Fundamental Representations) unless the aggregate amount of all such Losses exceeds on a cumulative basis an amount equal to $10,000, at which time the Buyer Parties shall be entitled to recover the full amount of all Losses in excess of $10,000.

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(c) In no event shall Shareholders’ aggregate liability under (i) Section 4.5(a) (other than with respect to the Fundamental Representations and Special Representations, which shall be subject only to the limitation in clause (ii)), collectively, exceed $100,000, or (ii) Section 4.5(a) and (b) collectively exceed $1,000,000. Notwithstanding anything herein to the contrary, there shall be no maximum liability for Shareholders with respect to any actual fraud of Shareholders in connection with this Agreement or the transactions consummated in connection herewith, or with respect to any liability for a breach of the representations in Section 3.1. Notwithstanding anything herein to the contrary, Shareholders shall not be liable for any actual fraud of any other Person, other than BVI NewCo 1, BVI NewCo 2 or its Subsidiaries prior to the Closing.

Section 4.12 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law

Section 4.13 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE V

Miscellaneous

Section 5.1 Waiver, Etc.. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section 5.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 5.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto and the Confidentiality Agreement, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 5.10.

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Section 5.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Arizona, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Law of the State of Arizona.

(b) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively by arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association (the “AAA”) as then in force. The decision rendered by such arbitrators shall be final and binding, and judgement on such decision may be entered by any Party in the highest court in the United States of America, the British Virgin Islands and the Republic of Chile having jurisdiction. The parties stipulate that the arbitration provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any court or any administrative tribunal in the United States of America, the British Virgin Islands or the Republic of Chile with respect to the subject matter arbitrated. The appointing authority shall be the AAA. The arbitration shall be heard and determined by three (3) arbitrators. Each party shall select one (1) arbitrator of the appointing authority within fifteen (15) days of receiving notice from the AAA that the initiating party has filed a notice to arbitrate. The appointing authority shall select the third arbitrator. The place of arbitration shall be the City of Phoenix, Arizona, United States of America, and the award shall be deemed an Arizona award. The English and Spanish languages shall be the only languages used in the arbitral proceeding.

(c) Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of such arbitrators and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid arbitration. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named arbitrators for any reason other than the failure to serve in accordance with this Section 5.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such arbitration or from any legal process commenced in such arbitrators (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such arbitration is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such arbitrators.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Section 5.6 Specific Enforcement. The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.6 in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.7):

If to Cerberus, to:

Cerberus Cyber Sentinel Corporation

6900 E Camelback Rd. #240

Attn : David G. Jemmett

Email : david@cerberussentinel.com

with a copy (which shall not constitute notice) to:

Gray Reed & McGraw LLP

1601 Elm Street, Ste. 4600

Dallas, Texas 75201

Attn: David R. Earhart

E-mail: dearhart@grayreed.com

If to Shareholders, to:

BVI NewCo

71 Doctor Manuel Barros Borgoño Piso 12

Santiago, Santiago Metropolitan, Chile

Attn: _________________________

Email: ________________________

Section 5.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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Section 5.9 Interpretation.

(e) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 5.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholders, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.10 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	Chief Executive Officer

Southford equities, inc.

By:	/s/ Roxanne Ritter-Herbert
Name:	Roxanne Ritter-Herbert
Title:	Director

By:	/s/ David Esteban Alfaro Medina
David Esteban Alfaro Medina
Individually

By:	/s/ Roberto Andrés Arriagada Poblete
Roberto Andrés Arriagada Poblete
Individually

By:	/s/ Camilo Orlando Garrido Briones
Camilo Orlando Garrido Briones
Individually

[Signature Page to Stock Purchase Agreement]

ANNEX 1

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Articles of Organization” means the articles of organization, as amended, of BVI NewCo 1, BVI NewCo 2 and its Subsidiaries as filed with the applicable Governmental Authority in the respective jurisdiction of organization.

“Audited BVI NewCo 2 Financial Statements” is defined in Section 3.7.

“Business Day” means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

“Cerberus” is defined in the preamble.

“Cerberus Financial Statements” is defined in Section 2.6.

“Cerberus Indemnitees” is defined in 5.

“Cerberus Organizational Documents” means the certificate of incorporation and bylaws of Cerberus as currently in effect.

“Cerberus Stock” is defined in Section 1.2.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

“Closing” is defined in Section 1.3.

“Closing Date” is defined in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the mutual confidentiality agreement, between the parties as amended from time to time.

“Contracts” means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.

“Control” is defined in the definition of the term “Affiliate.”

“Creditor Rights” is defined in Section 2.3.

“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, know-how and other intellectual property.

“IRS” means the Internal Revenue Service.

“Knowledge” (i) when used with respect to BVI NewCo 1, BVI NewCo 2 or its Subsidiaries, means the actual knowledge, after reasonable inquiry, of Shareholders and (ii) when used with respect to Cerberus, means the actual knowledge, after reasonable inquiry, of Cerberus’ executive officers.

“Law” shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of BVI NewCo Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholders of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Contracts” means all material Contracts to which a Party is a party as of the date hereof and which relate to the conduct of the business of the Party or which, from and after the Closing, will burden the properties of the Party in any material respect.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.

“Party” or “Parties” is defined in the preamble.

“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved in the BVI NewCo 2 Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.

“Person” means an individual, an entity, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.

“Related Person” with respect to any Person, means any Affiliate, officer or director of such Person, or any of their respective family members of such Person any Person in which any of the foregoing has, directly or indirectly, a material interest.

“Representatives” means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Restricted Business” means any business competitive with BVI NewCo 2 and its Subsidiaries.

“Securities” means any class or series of equity interest in a Party, including without limitation, the BVI NewCo Shares, Cerberus Stock, the equity interests of each Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Party, means any entity, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“BVI NewCo 1” is defined in the preamble.

“BVI NewCo Financial Statements” is defined in Section 3.7.

“BVI NewCo Indemnitees” is defined in Section 4.7.

“BVI NewCo Organizational Documents” means the articles of organization of BVI NewCo as currently in effect.

“BVI NewCo 2 Shares” is defined in (a).

“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached s and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

“Territory” means the country of Chile.

“Unaudited BVI NewCo Financial Statements” is defined in Section 3.7.

ANNEX 2

LOCK UP AGREEMENT

THIS LOCK UP AGREEMENT (the “Agreement”) is entered as of this --1ST day of December, 2021 (the “Effective Date”) by Southford Equities, Inc., David Esteban Alfaro Medina, Roberto Andres Arriagada Poblete, and Camilo Orlando Garrido Briones (collectively the “Stockholder”), and Cerberus Cyber Sentinel Corporation., a Delaware corporation (the “Company”).

ARTICLE VI

WHEREAS Stockholder is the owner of 3,100,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and as an inducement to third parties to invest in the Company’s common stock, Stockholders are willing to execute this Agreement.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a)	The Stockholder hereby agrees that, without the prior written consent of the Company and except as set forth below, they will not during the period commencing on the Effective Date and ending on the 12 month anniversary of the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b)	The Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holders, agree during the Lock Up Period to cause the record holders to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement; and

(c)	Notwithstanding the foregoing the Stockholder may transfer the Shares as set forth below (collectively, the “Permitted Transfer”), provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up letter substantially in the form of this letter contemporaneously with such transaction (such letter reflecting the time remaining for the obligations hereunder, and does not serve to increase the length of any of the obligations hereunder or thereunder):

(i)	as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member.
(ii)	the pledge, hypothecation or granting of a collateral security interest in the Shares; and
(iii)	the sale or transfer of all or any portion of the Shares via private sale (a “Private Sale”).
(iv)	Upon request by Stockholder, the Company agrees to use commercially reasonable efforts to facilitate a Private Sale of the Shares at the then current bid price of the Company’s Common Stock. Following the release of any Shares from the Lock Up, the Stockholders agree to limit the resales of such Shares in the public market as follows the “Additional Restrictions”) if the daily average trading volume on the primary trading markets on which the Common Stock is then quoted or listed (i) is less than 30,000 shares of Common Stock, the Stockholders shall not sell more than 1,000 Shares per trading day; (ii) is greater than 30,000 shares of Common Stock, but less than I 00,000 shares, the Stockholders shall not sell more than 5,000 Shares per trading day; and (iii) is greater than 100,000 shares, the Stockholders shall not sell more than 50,000 Shares. Notwithstanding the foregoing, if not earlier terminated in accordance with the terms hereof, the Additional Restrictions shall automatically terminate and cease to be of further force and effect, on the 36 month anniversary of the Effective Date.

2. RELEASES.

(a)	The Lock Up and the Additional Restrictions shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company, or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

(b)	All of the Company’s Common Stock (or options or other instruments convertible into such Common Stock) now owned or hereafter acquired, and held, directly or indirectly, by officers or directors of the Company are subject to a lock up agreement which is at least as restrictive as this Agreement, and which contain a Lock Up Period and Additional Restrictions, each expiring no earlier than the periods provided for herein. At any time during the Lock Up Period or prior to the expiration of the Additional Restrictions, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Common Stock of any holder from the terms of a lock up in such amounts as it may determine; provided that any such release shall also provide for the release of the Shares under this Agreement, in an equal percentage to the total number of Shares subject to this Agreement as to the release of the lock up of shares of the Company’s Common Stock for any such other holder benefiting from such release.

3. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. As provided above, any Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4. COMPLIANCE WITH SECURITIES LAWS. In the event of a Permitted Transfer, as a condition to the Company agreeing to such Permitted Transfer, the Stockholder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that the transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that the transfer otherwise complies with the terms of this Agreement.

5. LEGENDS.

(a)	The Stockholders hereby agree that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED DECEMBER 1, 2021, BETWEEN THE ISSUER AND THE STOCKHOLDERS LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b)	After the Lock Up Period or at such other time as Shares are no longer subject to the Lock Up, the Company shall, at the written request of the Stockholder, promptly deliver to the Stockholder (or any transferee) a certificate representing such Shares without the legend set forth in Section 5(a) hereof or any other similar legend.

(c)	A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholders of the Company. In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

6. NO OTHER RIGHTS. The Stockholders understand and agree that the Company is under no obligation to register the sale, transfer or other disposition of the Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

7. SPECIFIC PERFORMANCE. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 7 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

8. NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholders at the address last appearing on the books and records of the Company.

9. RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, and to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Any suit, action or proceeding with respect to this Agreement shall be solved by arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association (the “AAA”) as then in force. The decision rendered by such arbitrators shall be final and binding, and judgement on such decision may be entered by any Party in the highest court in the United States of America, the British Virgin Islands and the Republic of Chile having jurisdiction. The parties stipulate that the arbitration provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any court or any administrative tribunal in the United States of America, the British Virgin Islands or the Republic of Chile with respect to the subject matter arbitrated. The appointing authority shall be the AAA. The arbitration shall be heard and determined by three (3) arbitrators. Each party shall select one (1) arbitrator of the appointing authority within fifteen (15) days of receiving notice from the AAA that the initiating party has filed a notice to arbitrate. The appointing authority shall select the third arbitrator.

11. The place of arbitration shall be the City of Phoenix, Arizona, United States of America, and the award shall be deemed an Arizona award. The English and Spanish languages shall be the only languages used in the arbitral proceeding.

12. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in New York has been brought in an inconvenient form.

13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

15. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Stockholders. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

16. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. CONSTRUCTION. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

18. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CERBERUS CYBER SENTINEL CORPORATION

By:
Name:	David Jemmett
Title:	Chief Executive Officer

Southford equities, inc.

By:
Name:	Roxanne Ritter-Herbert
Title:	Director

David Esteban Alfaro Medina, Individually

Roberto Andres Arriagada Poblete, Individually

Camilo Orlando Garrido Briones, Individually

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